Exhibit 5.5

May 9, 2008

OSI Restaurant Partners, LLC

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

OSI Co-Issuer, Inc.

2202 N. West Shore Blvd., 5th Floor

Tampa, Florida 33607

Re:	$550,000,000 aggregate principal amount of 10% Senior Notes, due 2015 (the “Exchange Notes”), of OSI Restaurant Partners, LLC and OSI Co-Issuer, Inc. (collectively, the “Co-Issuers”), issued in exchange for $550,000,000 aggregate principal amount of 10% Senior Notes, due 2015 (the “Outstanding Notes”), of Co-Issuers (the “Transaction”).

Ladies and Gentlemen:

We have acted as Kansas legal counsel to the Kansas Guarantors (as defined herein) in connection with the guarantees (“Exchange Guarantees”), the terms of which are set forth in the Indenture as described below, executed by the Kansas Guarantors, in connection with the Transaction. The term Kansas Guarantors as used herein shall mean the entities listed on Annex A attached hereto. We understand that the Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture (the “Indenture”), dated as of June 14, 2007, between the Co-Issuers, the Guarantors named therein (including the Kansas Guarantors) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In connection herewith, we have examined the Indenture (hereinafter referred to as, the “Reviewed Document”).

For purposes of this opinion letter, we have not reviewed any document other than the Reviewed Document. In particular, we have not reviewed any document that is referred to in or incorporated by reference into the Reviewed Document. We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

May 9, 2008

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation or Certificate of Limited Partnership and the Bylaws or Limited Partnership Agreement (as applicable) of the Kansas Guarantors and such other company records, agreements and instruments of the Kansas Guarantors, certificates of public officials and officers of the Kansas Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Document and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Reviewed Document and certificates and statements of appropriate representatives of the Kansas Guarantors.

In connection herewith, we have assumed that, other than with respect to the Kansas Guarantors, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The execution and delivery by the Kansas Guarantors of the Indenture, solely with respect to the Exchange Guarantees, and the consummation by the Kansas Guarantors of their obligations, solely with respect to the Exchange Guarantees, are within such Kansas Guarantors’ company or limited partnership power, as applicable, and authority and have been duly authorized by all necessary company or limited partnership action, as applicable, on the part of such Kansas Guarantors.

Our opinions herein reflect only the application of applicable Kansas law. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency. We express no opinion as to whether the Kansas Guarantors may guarantee or otherwise

May 9, 2008

become liable for, or pledge or grant a security interest in their assets to secure, indebtedness incurred by Co-Issuers except to the extent that the Kansas Guarantors may be determined to have benefited from the incurrence of the indebtedness by Co-Issuers. Notwithstanding the foregoing, we express no opinion as to the laws of any jurisdiction other than the Included Laws. For purposes of this opinion, the term “Included Laws” means the items described in the first sentence in this paragraph that are, in our experience, normally applicable to transactions of the type contemplated in the Exchange Guarantees. The term Included Laws specifically excludes (a) laws of any counties, cities, towns, municipalities and special political subdivisions and any agencies thereof and (b) laws relating to land use, zoning and building code issues, taxes, environmental issues, intellectual property laws, antitrust issues, Federal Reserve Board margin regulation issues blue sky laws and securities law issues.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In addition, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to the Securities Commissioner for the various states of the United States for registration of the Exchanges Notes and the Exchange Guarantees. We do not render any opinions except as set forth above. By your acceptance of this opinion letter, except as set forth above, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or entity or for any other purpose without our prior written consent in each instance.

Very truly yours,

/s/ Bryan Cave LLP

BRYAN CAVE LLP

May 9, 2008

Annex A

The Kansas Guarantors

Carrabba’s Kansas, Inc.

Carrabba’s Midwest, Inc.

Carrabba’s/Kansas-I, Limited Partnership

Carrabba’s/Kansas Two-I, Limited Partnership

Carrabba’s/Midwest-I, Limited Partnership

Cheeseburger in Paradise of Kansas, Inc.

Cheeseburger-Kansas, Limited Partnership

Heartland Outback, Inc.

Heartland Outback-I, Limited Partnership

Heartland Outback-II, Limited Partnership